Exhibit C
REGISTRATION RIGHTS AGREEMENT
by and between
EAGLE ROCK PARTNERS, L.P.
and
NGP-VII INCOME CO-INVESTMENT OPPORTUNITIES, L.P.

REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2007, by and between EAGLE ROCK ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Company”), and NGP-VII INCOME CO-INVESTMENT OPPORTUNITIES, L.P., a Delaware limited partnership (“Co-Investment”). Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement, as defined below.
RECITALS:
     WHEREAS, the Company, Co-Investment and the other parties thereto have entered into a Partnership Interests Contribution Agreement, dated as of March 31, 2007 (the “Contribution Agreement”);
     WHEREAS, pursuant to the Contribution Agreement, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of Co-Investment pursuant to the Contribution Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. The terms set forth below are used herein as so defined:
     “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Transfer” means any transfer of Registrable Securities (and/or the rights granted to Co-Investment by the Company under this Agreement) from Co-Investment to an Affiliate of Co-Investment and any successive Affiliate Transfers.
     “Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” shall have the meaning set forth in the Contribution Agreement.

     “Company” has the meaning specified therefor in the introductory paragraph of this Agreement.
     “Company Units” means the number of securities issued pursuant to the Contribution Agreement.
     “Contribution Agreement” has the meaning specified in the recitals to this Agreement.
     “Effectiveness Period” has the meaning specified in Section 2.1(a).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Included Registrable Securities” has the meaning specified in Section 2.2(a).
     “Indemnified Persons” has the meaning specified in Section 2.7(a).
     “Losses” has the meaning specified in Section 2.7(a).
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager or managers of such Underwritten Offering.
     “March Investors” means those investors who hold registration rights pursuant to that certain Registration Rights Agreement dated March 27, 2006 among the Company and those investors named therein.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Piggyback Registration” has the meaning specified in Section 2.2(a).
     “PIPE Investors” means those investors who hold registration rights pursuant to that certain Registration Rights Agreement dated May _____, 2007 among Eagle Rock Pipeline, L.P. and those investors named therein.
     “Registrable Securities” means the Common Units comprising the Company Units and any common units or other equity securities issued in exchange therefor in connection with any merger, consolidation or other business combination involving the Company until such time as such securities cease to be Registrable Securities pursuant to Section 1.2.
     “Registration Expenses” has the meaning specified in Section 2.6(a).
     “Rule 144” means Rule 144 as promulgated under the Securities Act.
     “S-3 Shelf Registration Statement” has the meaning specified in Section 2.1(d).

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Selling Expenses” has the meaning specified in Section 2.6(a).
     “Shelf Registration” has the meaning specified in Section 2.1(a).
     “Shelf Registration Statement” has the meaning specified in Section 2.1(a).
     “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security is held by the Company or one of its subsidiaries or (d) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.1 Shelf Registration.
     (a) Shelf Registration. The Company shall use its commercially reasonable efforts to prepare and file with the Commission a registration statement under the Securities Act within 90 days of the closing of the Contribution Agreement to permit the public resale by Co-Investment of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (the “Shelf Registration Statement”), and the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective as soon as practicable thereafter (the “Shelf Registration”). A Shelf Registration Statement filed pursuant to this Section 2.1(a) shall be on such appropriate registration form of the Commission as shall be selected by the Company; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Company in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Company shall use its commercially reasonable efforts to include such information in the prospectus. The Company shall cause the Shelf Registration Statement filed pursuant to this Section 2.1(a) to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resale of all Registrable Securities by Co-Investment and that it conforms in all material respects with the requirements of the Securities Act during the entire period beginning on the date the Shelf Registration Statement first is declared effective under the Securities Act and ending on the earlier to occur of (i) the date all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement and (ii) the date on which all Registrable Securities have ceased to be Registrable Securities hereunder in accordance with Section 1.2 (the “Effectiveness Period”). The Shelf Registration Statement when declared effective will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
     (b) Delay Rights Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to Co-Investment, suspend Co-Investment’s use of any prospectus which is a part of the Shelf Registration Statement (in which event Co-Investment shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement), for a period not to exceed (X) an aggregate of 90 days in any 365-day period, if (i) the Company is pursuing a material acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Company, would materially adversely affect the Company or (iii) at any time prior to the time when the Company is eligible to utilize Form S-3 for the Shelf Registration Statement, the Company has prepared and filed with the Commission a post-effective amendment for the purpose of updating financial information or other information therein and such post-effective amendment has not been declared effective by the Commission, or (Y) a period specified by means of a written amendment signed by the Company and Co-Investment of a majority of the then outstanding Registrable Securities. Upon disclosure of such information or the termination of the condition or expiration of the period described above, as applicable, the Company shall provide prompt notice to Co-Investment whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     (c) Inapplicability of Rule 415. If the Commission deems the registration of any Registrable Securities to be a primary offering by the Company or Co-Investment, and the Commission prohibits the use of Rule 415 under the Securities Act (or any similar provision then in force) to sell Registrable Securities on a delayed or continuous basis, then the parties agree that the Company’s failure to get the Registration Statement effective shall not be a breach of any this Agreement. Additionally, Co-Investment agrees to negotiate in good faith with the Company for an acceptable number of Registrable Securities to be included in a primary offering to allow the Registration Statement to be eligible for Rule 415.
     Section 2.2 Piggyback Registration.
     (a) Underwritten Offering Participation. If at any time after the closing of the Contribution Agreement, the Company proposes to file a registration statement for the sale of Common Units in an Underwritten Offering for its own account and/or another Person (a “Piggyback Registration”), then as soon as practicable but not less than ten (10) Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b), (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) (if no preliminary prospectus supplement is used) or (z) such registration statement as the case may be, the Company shall give notice of such proposed Underwritten Offering to Co-Investment and such notice shall offer Co-Investment the opportunity to include in such Underwritten Offering such number of Registrable Securities as Co-Investment may request in writing. Subject to Section 2.2(b), the Company shall include in such Underwritten Offering all such Registrable Securities with respect to which the Company has received a request within five (5) Business Days after the Company’s notice has been delivered in accordance with Section 3.1 (the “Included Registrable Securities”). If no request for inclusion is received within the specified time, Co-Investment shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Company shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to Co-Investment and, (i) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (ii) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Co-Investment shall have the right to withdraw its request for inclusion of Registrable Securities in such offering by giving written notice to the Company of such withdrawal up to and including the time of pricing of such offering.
     (b) Priority of Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units advises the Company in writing that the total amount of Common Units which Co-Investment and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Company can be sold without having such adverse effect, with such number to be first, allocated to the Company or the Person demanding such Underwritten Offering; if there remains availability for additional Common Units to be included in such Piggyback Registration, second, pro rata between the March Investors and the PIPE Investors, and, third, all pro rata among all others, including Co-Investment.
     Section 2.3 Underwritten Offering.
     (a) Underwritten Offering. In the event that Co-Investment elects dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering or separately pursuant to an Underwritten Offering after 180 days from the Closing of the Contribution Agreement and the Company reasonably anticipate gross proceeds from such Underwritten Offering of at least $15.0 million, the Company shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of such Registered Securities in an Underwritten Offering; provided, however, that the Company shall not be required to cause officers of the Company or its

Affiliates to participate in a “road show” or similar marketing effort being conducted by such Managing Underwriter with respect to such Underwritten Offering.
     (b) General Procedures. In connection with an Underwritten Offering, Co-Investment and the Company shall be obligated to enter into an underwriting agreement which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. Co-Investment may not participate in such Underwritten Offering unless it agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Co-Investment may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for Co-Investment’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. Co-Investment shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding Co-Investment and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If Co-Investment disapproves of the terms of an underwriting, it may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such withdrawal may be made up to and including the time of pricing of the Underwritten Offering. No such withdrawal or abandonment shall affect the Company’s obligation to pay Registration Expenses.
     (c) Appointment of Underwriters. In connection with an Underwritten Offering, the Company shall have the sole right to appoint the Managing Underwriters.
     Section 2.4 Registration Procedures. In connection with its obligations contained in Sections 2.1, 2.2 and 2.3 hereof, the Company will, as expeditiously as possible:
     (a) subject to Section 2.1(b), prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith or reports filed with the Commission pursuant to Section 13(a), 13(c), 14 of 15(d) of the Exchange Act as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration Statement;
     (b) furnish to Co-Investment (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto (excluding documents filed pursuant to the Exchange Act that are incorporated by reference into the Shelf Registration Statement, any other registration statement contemplated by this Agreement or any supplement on amendment thereto), upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide Co-Investment the opportunity to object to any information pertaining to Co-Investment and its plan of distribution that is contained therein and make the corrections reasonably requested by Co-Investment with respect to such information prior to filing the Shelf Registration

Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as Co-Investment may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
     (c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as Co-Investment or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
     (d) promptly notify Co-Investment and each underwriter of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
     (e) immediately notify Co-Investment and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, provided, however, that the Company shall not be required to specify in the written notice to Co-Investment the nature of such event; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove such stop order, suspension, threat thereof or proceedings related thereto;
     (f) furnish to Co-Investment copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
     (g) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for the Company, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and an opinion in customary form dated the date of the closing of the Underwritten Offering, and (ii) a “cold comfort” letter or letters, dated the date of execution of the underwriting agreement and a letter or letters of like kind dated the date of the closing of the Underwritten Offering, in each case, signed by the independent public accountants who have certified the financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter or letters shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) and as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities, such other matters as such underwriters may reasonably request;
     (h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act in accordance with Rule 158 thereunder (or any similar rule promulgated under the Securities Act) or otherwise;
     (i) make available to the appropriate representatives of the Managing Underwriter and Co-Investment access to such information and personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that the Company need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;
     (j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;
     (k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable Co-Investment to consummate the disposition of such Registrable Securities;

     (l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and
     (m) enter into customary agreements and take such other actions as are reasonably requested by Co-Investment or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.
     Co-Investment, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.4, shall forthwith discontinue disposition of the Registrable Securities until Co-Investment’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.4 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, Co-Investment will, or will request the Managing Underwriter or underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in Co-Investment’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.
     Section 2.5 Cooperation by Co-Investment. The Company shall have no obligation to include in the Shelf Registration Statement units of Co-Investment or in any Piggyback Registration units of Co-Investment if Co-Investment has failed to timely furnish such information which, in the opinion of counsel to the Company, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
     Section 2.6 Restrictions on Public Sale by Co-Investment.
          (a) Co-Investment agrees not to effect any sale, distribution or other disposition to an unaffiliated third party of the Registrable Securities during the 180 calendar-day period following the date hereof. Co-Investment agrees to execute a lock-up letter to reflect the foregoing in a form reasonably acceptable to each of Co-Investment and the Company.
          (b) As long as Co-Investment, along with its Affiliates, holds at least $5.0 million of Registrable Securities (determined by multiplying the number of Registrable Securities offered by the average of the closing price for Common Units for the ten trading days preceding the date of such notice), it shall not to effect any public sale or distribution of the Registrable Securities during the 90 calendar-day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Company or the officers, directors or any other unitholder of the Company on whom a restriction is imposed.
     Section 2.7 Expenses.
     (a) Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of

Registrable Securities in a Shelf Registration pursuant to Section 2.1, a Piggyback Registration pursuant to Section 2.2 or an Underwritten Offering pursuant to Section 2.3, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and quotation system fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.8 hereof, the Company shall not be responsible for legal fees or other costs incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, the Company shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.
     (b) Expenses. The Company will pay all Registration Expenses in connection with the Shelf Registration Statement filed pursuant to Section 2.1(a) of this Agreement, a Piggyback Registration pursuant to Section 2.2 or an Underwritten Offering pursuant to Section 2.3, whether or not the applicable registration statement becomes effective or any sale is made pursuant to the Shelf Registration Statement, a Piggyback Registration or an Underwritten Offering. Co-Investment shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
     Section 2.8 Indemnification.
     (a) By the Company In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless Co-Investment thereunder, its Affiliates and their respective directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls Co-Investment or underwriter within the meaning of the Securities Act and the Exchange Act (collectively, the “Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings within a reasonable time after such expenses are incurred and the Indemnified Person notifies the Company of such expenses; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Person, and shall survive the transfer of such securities by Co-Investment.
     (b) By Co-Investment. Co-Investment agrees to indemnify and hold harmless the Company, its Affiliates and their respective directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to Co-Investment, but only with respect to information regarding Co-Investment furnished in writing by or on behalf of Co-Investment expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of Co-Investment shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by Co-Investment from the sale of the Registrable Securities giving rise to such indemnification.
     (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 2.8 except to the extent that it has been materially prejudiced by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.8. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party and does not contain any admission of wrongdoing or illegal activity by the indemnified party.

     (d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or Co-Investment or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of Co-Investment on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall Co-Investment be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by Co-Investment from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Company on the one hand and Co-Investment on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
     (e) Other Indemnification. The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:
     (a) Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 of the Securities Act;
     (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
     (c) So long as Co-Investment owns any Registrable Securities, furnish to Co-Investment forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as Co-Investment may reasonably request in availing itself of any rule or regulation of the Commission allowing Co-Investment to sell any such securities without registration.

ARTICLE III
MISCELLANEOUS
     Section 3.1 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:
     (a) if to Co-Investment, at the most current address given by Co-Investment to the Company in accordance with the provisions of this Section 3.1, which address initially is the address set forth in the Contribution Agreement,
     (b) if to a permitted transferee of Co-Investment, to such Holder at the address furnished by such permitted transferee, and
     (c) if to the Company, at 16701 Greenspoint Park Drive, Suite 200, Houston, Texas 77060, notice of which is given in accordance with the provisions of this Section 3.1.
     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.
     Section 3.2 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent holders of Registrable Securities to the extent permitted herein.
     Section 3.3 Transfer or Assignment of Registration Rights. The rights granted to Co-Investment by the Company under this Agreement may be transferred or assigned by Co-Investment to one or more transferee(s) or assignee(s) of such Registrable Securities so long as any transferee or assignee of such Registrable Securities is already a party to an agreement similar to this Agreement; provided that in any case, (x) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (y) each such transferee assumes in writing responsibility for its portion of the obligations of Co-Investment under this Agreement (unless it is already a party to this Agreement); and provided further, that the requirements in this Section 3.3 shall not apply to an Affiliate Transfer. The parties agree that if such transfers occur, the Company shall not be obligated to add such transferees to the Registration Statement until such time as the Company intends to file a post-effective amendment to the Registration Statement.
     Section 3.4 Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Common Units or other partnership interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, including any common units or other equity securities that may be issued in exchange for Registrable Securities in connection with any merger, consolidation or other business combination involving the Company, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement. The Company shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Common Units or other equity securities issued pursuant to such merger, consolidation or combination.
     Section 3.5 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief, including specific performance, in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.8 Governing Law. The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.
     Section 3.9 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.10 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and Co-Investment.
     Section 3.12 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P.,
its general partner

By:	Eagle Rock Energy G&P, LLC,
its general partner

By:	/s/ Alex A. Bucher
Name:	Alex A. Bucher
Title:	President and Chief Executive Officer
NGP-VII INCOME CO-INVESTMENT OPPORTUNITIES, L.P.

By:	NGP Income Management, L.L.C.,
its general partner

By:	/s/ Tony R. Weber
Name:	Tony R. Weber
Title:	President

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